UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Filed by a Party other than the Registrant     ☐

Check the appropriate box:

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

Department 56, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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6436 City West Parkway, Eden Prairie, Minnesota 55344

Notice of Annual Meeting of Stockholders
to be Held May 18, 2005

To all Stockholders of Department 56, Inc.:

You are invited to attend the 2005 Annual Meeting of Stockholders of Department 56, Inc. The Annual Meeting will be held at the Hilton Garden Inn, 6330 Point Chase, Eden Prairie, Minnesota 55344, at 11:00 a.m., Central Daylight Time (CDT), on Wednesday, May 18, 2005. At the meeting, our stockholders will act on the following matters:

•	Election of seven directors for terms expiring in 2006;

•	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2005; and

•	Any other business that may properly come before the meeting.

The Board of Directors has fixed March 24, 2005, as the record date for the Annual Meeting. Only holders of our Common Stock of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting. A list of stockholders, as of March 24, 2005, will be available at the Annual Meeting for inspection by any stockholder.

Stockholders will need to register at the meeting to attend the meeting. If your shares are not registered in your name, you will need to bring proof of your ownership of those shares to the meeting in order to register. You should ask the broker, bank or other institution that holds your shares to provide you with either a copy of an account statement or a letter that shows your ownership of Department 56, Inc. Common Stock as of March 24, 2005. Please bring that documentation to the meeting to register.

By Order of the Board of Directors,

/s/ Julie Savoie Wingert

Julie Savoie Wingert
Assistant Secretary

Eden Prairie, Minnesota
April 15, 2005

Whether or not you expect to attend the Annual Meeting, please sign and return the enclosed proxy promptly. Alternatively, you may give a proxy by telephone or over the Internet by following the instructions on your proxy card or in the Proxy Statement. If you decide to attend the meeting, you may, if you wish, revoke the proxy and vote your shares in person.

DEPARTMENT 56, INC.

6436 CITY WEST PARKWAY • EDEN PRAIRIE, MINNESOTA 55344

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 18, 2005

_________________

Our Annual Meeting of Stockholders will be held on Wednesday, May 18, 2005, at the Hilton Garden Inn, 6330 Point Chase, Eden Prairie, Minnesota, 55344, beginning at 11:00 a.m. CDT. The enclosed form of proxy is solicited by our Board of Directors. We anticipate that this Proxy Statement and the accompanying proxy will first be mailed to holders of our Common Stock on or about April 21, 2005.

Why am I receiving this Proxy Statement and proxy card?

You are receiving this Proxy Statement and proxy card because you own shares of our Common Stock. This Proxy Statement describes issues on which we would like you, as a stockholder, to vote. It provides information on these issues so that you can make an informed decision.

When you sign the proxy card, you appoint Darleen C. Turcotte and Julie S. Wingert as your representatives at the meeting. These representatives will vote your shares at the meeting (or any adjournments) as you have instructed them on the proxy card. With proxy voting, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the meeting, it is a good idea to complete, sign and return your proxy card in advance of the meeting, just in case your plans change.

If an issue comes up for vote at the meeting (or any adjournments) that is not described in this Proxy Statement, these representatives will vote your shares, under your proxy, at their discretion.

Can I receive proxy materials via the Internet?

For next year’s Annual Meeting, you can help us save significant printing and mailing expenses by agreeing to receive the Proxy Statement, proxy card and Annual Report electronically via the Internet. You can agree to receive next year’s proxy materials and Annual Report electronically by following the instructions set forth at the website http://www.econsent.com/dfs. If you choose to receive your proxy materials and Annual Report electronically, then prior to next year’s Annual Meeting, you will receive email notification when the proxy materials and Annual Report are available for online review over the Internet. Your choice for electronic distribution will remain in effect for all future stockholder meetings unless you revoke it prior to the meeting by following the instructions set forth at the website http://www.econsent.com/dfs. If you elect to access these materials via the Internet, you can still request paper copies by contacting your brokerage firm, bank or our transfer agent, Wells Fargo Shareowner Services, at 1-800-468-9716. We do not charge a fee for receiving proxy materials through the Internet, however, you may incur online access costs through your Internet Service Provider.

When is the record date?

The Board of Directors has fixed March 24, 2005, as the record date for the Annual Meeting. Only holders of Department 56 Common Stock as of the close of business on this date will be entitled to vote at the Annual Meeting.

How many shares are outstanding?

As of March 24, 2005, we had 13,771,800 shares of Common Stock issued and outstanding.

What am I voting on?

You are being asked to vote on the following:

•	The election of seven directors for terms expiring in 2006;

•	The ratification of the appointment of Deloitte & Touche LLP, referred to as Deloitte, as our independent registered public accounting firm for fiscal year 2005; and

•	Any other business that may properly come before the meeting.

Each share is entitled to one vote. No cumulative rights are authorized, and dissenters’ rights are not applicable to any of the matters being voted upon.

How do I vote?

You have four voting options. You may vote by:

•	Signing your proxy card and mailing it in the enclosed, prepaid and addressed envelope;

•	Internet;

•	Telephone; or

•	Attending the Annual Meeting and voting in person.

If your shares are registered in your name with our transfer agent, Wells Fargo, instead of through a broker or other nominee, you can vote your shares on the Internet or by telephone. If your shares are held in an account at a brokerage firm or bank participating in a “street name” program, you may already have been offered the opportunity to elect to vote using the Internet. A number of brokerage firms and banks are participating in a program for shares held in “street name” that offers Internet voting options. These programs are different from the program offered by Wells Fargo for shares registered in the name of the stockholder.

If you vote by telephone or on the Internet, you will be prompted to enter the voter control number printed on your proxy card above your name and to follow a few simple instructions. Voting via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting or to change your vote electronically or by telephone. We reserve the right to cancel the electronic voting or telephone voting program with respect to future stockholder meetings.

Can stockholders vote in person at the Annual Meeting?

We will pass out written ballots to anyone who wants to vote at the meeting. If you hold your shares through a brokerage account but do not have a physical share certificate, or the shares are registered in someone else’s name, you must request a legal proxy from your stockbroker or the registered owner to vote at the meeting.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means that you have multiple accounts with the transfer agent and/or with stockbrokers. Please vote all of the shares.

What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the Annual Meeting. You may do this by:

•	Voting again over the Internet or by telephone prior to 12:00 p.m., CDT, on May, 17, 2005;

•	Signing another proxy with a later date and mailing it to our transfer agent, Wells Fargo, as long as Wells Fargo receives the proxy prior to 12:00 p.m., CDT, on May 17, 2005;

•	Voting in person at the Annual Meeting; or

•	Giving written notice to our Assistant Secretary.

How many votes do you need to hold the meeting?

For us to conduct the Annual Meeting, we must have a quorum, which means that a majority of our outstanding shares of Common Stock as of the record date must be present at the meeting. Your shares will be counted as present at the Annual Meeting if you:

•	Vote via the Internet or by telephone;

•	Submit a properly executed proxy card (even if you do not provide voting instructions); or

•	Attend the Annual Meeting and vote in person.

What if I abstain from voting?

Abstentions with respect to a proposal are counted for purposes of establishing a quorum. If a quorum is present, abstentions will not be included in vote totals and will not affect the outcome of the vote of any proposal contained in this year’s Proxy Statement.

How many votes are needed to elect directors?

The nominees for election as directors at the 2005 Annual Meeting will be elected by a plurality of the votes cast at the meeting. This means that since stockholders will be electing seven directors, the seven nominees receiving the highest number of votes will be elected.

A properly executed proxy card marked “Withheld” with respect to the election of directors will not be voted and will not count FOR or AGAINST any of the nominees.

How many votes are needed to ratify the appointment of Deloitte as our independent registered public accounting firm for fiscal year 2005?

The ratification of the appointment of Deloitte as our independent registered public accounting firm for fiscal year 2005 will be approved if the votes cast FOR the proposal exceed the votes cast AGAINST the proposal. A properly executed proxy card marked “Abstain” with respect to this proposal will not be voted and will not count FOR or AGAINST this proposal.

Will my shares be voted if I do not sign and return my Proxy Card?

If your shares are held through a brokerage account, your brokerage firm, under certain circumstances, may vote your shares.

The election of directors and the ratification of the appointment of Deloitte as our auditors are “routine” matters under New York Stock Exchange (NYSE) rules. The NYSE rules allow brokerage firms to vote their customers’ shares on these matters if the customers do not provide voting instructions. If your brokerage firm votes your shares on these matters because you do not provide voting instructions, your shares will be counted for purposes of establishing a quorum to conduct business at the meeting and in determining the number of shares voted FOR or AGAINST the routine matter. We encourage you to provide instructions to your brokerage firm by voting your proxy. This action ensures your shares will be voted at the meeting.

If your shares are registered in your name, and you do not sign and return your proxy card, your shares will not be voted at the meeting.

How are votes counted?

Your shares will be voted as you indicate. If you just sign your proxy card with no further instructions, your shares will be voted:

•	FOR each director nominee for terms expiring in 2006; and

•	FOR the ratification of the appointment of Deloitte as our independent registered public accounting firm for fiscal year 2005.

Voting results will be tabulated and certified by our transfer agent, Wells Fargo.

Where can I find the voting results of the meeting?

We will announce preliminary voting results at the meeting. We will publish the final results in our Quarterly Report on Form 10-Q for the second quarter of 2005, which will be filed with the Securities and Exchange Commission (SEC).

Who will pay for the costs of soliciting proxies?

We will bear the cost of soliciting proxies. In an effort to have as large a representation at the meeting as possible, our directors, officers and employees may solicit proxies by telephone or in person in certain circumstances. These individuals will receive no additional compensation for their services other than their regular salaries. Upon request, we will reimburse brokers, dealers, banks, voting trustees and their nominees who are holders of record of our Common Stock on the record date for the reasonable expenses incurred for mailing copies of the proxy materials to the beneficial owners of such shares.

How can I obtain a copy of the 2004 Annual Report on Form 10-K?

Our 2004 Annual Report on Form 10-K, including audited financial statements, accompanies this Proxy Statement. The 2004 Annual Report on Form 10-K is available through our website at http://www.department56.com/corporate/SEC.asp.

At the written request of any stockholder who owns Common Stock on the record date, we will provide to such stockholder, without charge, an additional paper copy of our 2004 Annual Report on Form 10-K as filed with the SEC, including the financial statements and financial statement schedules but not including exhibits. If requested, we will provide copies of the exhibits for a reasonable fee. Requests for additional paper copies of our 2004 Annual Report on Form 10-K should be mailed to:

Department 56, Inc.
6436 City West Parkway
Eden Prairie MN 55344
Attention: Assistant Secretary

PROPOSAL 1 — ELECTION OF DIRECTORS

What is the recommendation of the Board?

The Board of Directors recommends a vote FOR each of the nominees.

What is the current composition of the Board?

Our Restated By-Laws require our Board of Directors to have at least one and no more than twenty-one directors. The Board believes that, given the size and breadth of the Company, and the need for diversity of Board views, the size of the Board should be in the range of seven to nine directors.

Is the Board divided into classes? How long is the term?

No.   All directors serve one year terms until their successors are elected and qualified at our Annual Meeting.

Who is standing for election this year?

The Board of Directors, on the recommendation of the Board Affairs Committee, has nominated the following seven directors for reelection at the 2005 Annual Meeting to hold office until the 2006 Annual Meeting: James E. Bloom; Susan E. Engel; Michael R. Francis; Charles N. Hayssen; Stewart M. Kasen; Dr. Reatha Clark King; and John Vincent (Vin) Weber. Gary S. Matthews, one of our current directors, is not standing for reelection at the 2005 Annual Meeting.

What if a nominee is unable or unwilling to serve?

Should any one or more of these nominees become unable or unwilling to serve, which is not anticipated, the Board of Directors may designate substitute nominees, in which event the proxy representatives will vote proxies that otherwise would be voted for the named nominees for the election of such substitute nominee or nominees.

INFORMATION ON OUR BOARD OF DIRECTORS

JAMES E. BLOOM, 62, has been our director since November 2001. Mr. Bloom has been a business consultant with Bloom Consulting, Inc. since July 2001. Prior to July 2001, he was Vice President—Sales & Marketing with Charter Systems LLC, a software developer of business communications solutions for the telecommunications industry, from January 1995 to June 2001.

SUSAN E. ENGEL, 58, has been Chairwoman of the Board of the Company and of D 56, Inc. (the Company’s principal operating subsidiary) since September 18, 1997, and our director since February 1996. She has been Chief Executive Officer of the Company and of D 56, Inc. since November 13, 1996, and was president and Chief Operating Officer from 1994 to 1996. From 1991 until joining us, she was president and CEO of Champion Products, Inc., the athletic apparel division of Sara Lee Corporation. From 1977 until 1991, she was a vice president with Booz, Allen and Hamilton, heading up that company’s eastern retail practice group. She is a public company director of Wells Fargo & Company and SuperValu, Inc.

MICHAEL R. FRANCIS, 42, has been our director since July 2001. Mr. Francis has been Executive Vice President—Marketing of Target Corporation, an operator of large-store general merchandise formats, as well as a direct mail and online business, since February 2003. Prior to that, Mr. Francis was Senior Vice President—Marketing of Target Corporation from January 2001 to February 2003, and Senior Vice President, Marketing and Visual Presentation of Target’s department stores division from December 1994 to December 2000. Mr. Francis is a public company director of Piper Jaffray Companies.

CHARLES N. HAYSSEN, 54, has been our director since March 2004. Mr. Hayssen has been Chief Operating Officer of AllOver Media, Inc., an out-of-home media company, since August 2004. Mr. Hayssen was a private investor from April 2004 to August 2004, and Chief Financial Officer of ThinkEquity Partners LLC, an equity capital markets firm, from September 2002 to April 2004. Prior to September 2002, Mr. Hayssen was a private investor from November 2001 to September 2002, and Chief Financial Officer of Access Cash International L.L.C. from February 2000 to November 2001. Previously, Mr. Hayssen held a number of positions over a nineteen-year career with Piper Jaffray Companies Inc., including three years as Chief Information Officer, two years as Chief Operating Officer of Piper Capital Management and eight years as Chief Financial Officer.

STEWART M. KASEN, 65, has been our director since December 2000. Mr. Kasen has been President of S&K Famous Brands, Inc., a retailer of menswear, since April 2002. He was President of Schwarzschild Jewelers, a retail jewelry chain, from September 2001 to April 2002. From October 1999 until September 2001, Mr. Kasen was a consultant to the retail industry and a private investor. He was Chairman, President and Chief Executive Officer of Factory Card Outlet Corp., a specialty retailer, from May 1998 until October 1999. Mr. Kasen is a public company director of S&K Famous Brands, Inc., K2, Inc., Markel Corp., and Singer Co.

REATHA CLARK KING, 67, has been our director since May 2002. Dr. King was President and Executive Director, General Mills Foundation from November 1988 until May 2002, and served as Chairperson of the Foundation’s Board of Trustees from May 2002 until June 2003. She performs consulting work in organizational governance and philanthropic programs. Prior to joining General Mills Foundation, Dr. King held a variety of scientific and educational positions. She is a public company director of Exxon Mobil Corporation and Wells Fargo & Company.

JOHN VINCENT (VIN) WEBER, 52, has been our director since February 1993. Mr. Weber served in the United States House of Representatives from 1981 to 1993, representing Minnesota’s 2nd Congressional District. Since 1994, Mr. Weber has been a Partner of Clark & Weinstock, Inc., providing strategic advice to institutions interested in issues before the legislative and executive branches of the federal government. Mr. Weber is Chairman of the National Endowment for Democracy, a private, nonprofit organization created in 1983 to strengthen democratic institutions around the world through nongovernmental efforts. He was codirector of the Domestic Policy Project of the Aspen Institute and currently serves as a full Trustee for the Institute. He also is a fellow at the Humphrey Institute at the University of Minnesota, where he is a codirector of the Policy Forum (formerly the Mondale Forum).

CORPORATE GOVERNANCE

BOARD OF DIRECTORS STRUCTURE

How many times did the Board of Directors meet in fiscal 2004?

During the fiscal year ended January 1, 2005, the Board held four regular meetings and also took action by unanimous written consent in lieu of a meeting on one occasion, as permitted under our Restated By-Laws. Each current director attended at least 75% of the total meetings of the Board and Board committees on which the director served during fiscal 2004.

How does the Board determine which directors are independent?

In February 2004, the Board adopted governance principles containing independence standards for our directors that meet or exceed the independence standards adopted by the SEC and the NYSE. The guidelines set by the Board require that a majority of the members of the Board be independent as defined under applicable law, NYSE listing standards and other governance principles, as adopted by the Board. A director will not be considered independent if he or she has a material relationship with us as defined below:

•	The director or an Immediate Family Member[1] has been employed by us in the past three years;

•	The director or an Immediate Family Member has been affiliated with or employed by one of our present or former auditors in the last three years;

•

The director or an Immediate Family Member has in the past three years been part of an interlocking directorate in which one of our executives serves on the Compensation Committee of another company that employs the director;

•

The director or Immediate Family Member has in any of the past three years received in excess of $100,000 in direct compensation (other than directors’ and committee fees and pension or other forms of deferred compensation for prior service, provided such compensation is not contingent on continued service) from us;

•

The director or Immediate Family Member serves as an executive officer of a charitable organization which, in any single fiscal year of the three completed fiscal years immediately preceding the date of the Board’s determination, received contributions from us exceeding the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues for that fiscal year;

•

The director is an executive officer or an employee, or whose Immediate Family Member is an executive officer, of a company that makes payments to, or receives payments from, us for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues, until three years after falling below such threshold;

•

The director or Immediate Family Member is an executive officer of another company which is indebted to us, or to which we are indebted, and the total amount of the indebtedness during any of the previous three years exceeds the greater of $1 million or 2% of the total consolidated assets of the company where he or she serves as an executive officer; or

•	The director is involved in any material relationship that, in the opinion of the Board, would interfere with that person’s exercise of independent judgment as a director.

What was the Board’s determination with respect to director independence?

The Board of Directors reviewed the independence of each director based on the independence criteria set forth above. As a result of the review, the Board affirmatively determined that the following directors are independent: Mr. Bloom; Mr. Francis; Mr. Hayssen; Mr. Kasen; Dr. King; Mr. Matthews; and Mr. Weber. Ms. Engel is not independent because she is employed by us as our Chief Executive Officer.

How can stockholders communicate with the Board?

Stockholders who are interested in communicating directly with members of the Board, including the lead director or the nonmanagement directors as a group, or any chairperson of a Board committee may do so by writing directly to those individuals c/o Assistant Secretary, Department 56, Inc., 6436 City West Parkway, Eden Prairie, Minnesota 55344. Our Assistant Secretary will forward all communications directly to the Board member. If the correspondence is not addressed to a particular member, the communication will be forwarded to the Chairwoman of the Board. Our Assistant Secretary will review all communications before forwarding to the appropriate Board member.

_________________
1  “Immediate Family Member” is defined as a director’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) who share such a person’s home.

If you want to report a concern relating to our accounting, internal accounting controls, or audit matters, please call 1-866-384-4277. Your call will be confidential, and you have the option of remaining anonymous. The Audit Committee of our Board of Directors will be notified of your call.

Do the nonmanagement directors of the Board meet during the year?

Yes.   The nonmanagement directors hold an executive session at each quarterly Board meeting without the attendance of the Chairwoman and Chief Executive Officer.

Does the Company have a lead director?

Yes.   The lead director is Stewart M. Kasen.

Does the Board have a policy with respect to attendance at the Annual Meeting?

Yes.   The Board has adopted a policy stating that all directors are expected to attend the Annual Meeting. Although the Board understands that there may be situations that prevent a director from attending an Annual Meeting, the Board strongly encourages all directors to make attendance at the Annual Meeting a priority. All but one of the directors who were serving at the time of the 2004 Annual Meeting attended the meeting.

Are directors allowed to serve on the Boards of other companies?

Yes.   The Board does not believe that its members should be prohibited from serving on the Boards of other companies so long as those commitments do not create material actual or potential conflicts and do not interfere with the director’s ability to fulfill his or her duties as a member of our Board. The Board Affairs Committee will take into account the nature and time involved in the director’s service on other boards in assessing director nominees.

DIRECTOR COMPENSATION

How are the directors compensated?

Directors are compensated as follows:

•	An annual retainer of $20,000;

•

An additional retainer of $5,000 for the lead director and the chairperson of the Audit Committee, $3,000 for the chairperson of the Compensation Committee, and $1,500 for the chairpersons of all other committees;

•	In-person and telephonic meeting fees of $1,000 per meeting;

•	4,000 stock options which vest immediately upon grant; and

•	2,000 restricted shares which vest after three years as long as the director is still serving.

We pay the annual retainer on a quarterly basis, either in cash or in stock, at each director’s election. Nonemployee directors may elect to receive shares of Common Stock in lieu of all or a portion of their cash fees, in which case shares of Common Stock are issued having a fair market value on the date of issuance of 110% of the cash fees which would otherwise then be payable. We also reimburse directors for travel expenses incurred in traveling to committee and full Board meetings, pursuant to IRS requirements. Directors who are employees are not paid annual retainers, meeting attendance fees or unanimous written consent fees.

COMMITTEE STRUCTURE

What are the committees of the Board?

The Board of Directors currently has four committees: Audit, Board Affairs, Compensation and Executive.

Who are the members of the committees, and how many times did the committees meet during fiscal 2004?

The following table summarizes the composition of each of the committees of the Board during fiscal 2004 and the number of times each committee met during fiscal 2004:

	Audit	Board Affairs	Compensation	Executive
James E. Bloom	Member
Susan E. Engel				Chair
Michael R. Francis			Member
Charles N. Hayssen	Member
Stewart M. Kasen			Chair	Member
Dr. Reatha Clark King		Member	Member
Gary S. Matthews	Chair	Member
Vin Weber		Chair	Member

Number of meetings during fiscal 2004	7	3	3	—

Will the committees have the same members during fiscal 2005?

No.   Mr. Matthews, who was a member of both the Audit and Board Affairs Committees in fiscal year 2004 will not be standing for reelection at the Annual Meeting. All other directors will remain on their current committees.

When and how are the chairperson and members of the committees selected?

The Board of Directors selects the members and designates the chairperson of each committee at the Board meeting held on the date of the Annual Meeting in each fiscal year.

AUDIT COMMITTEE

What are the responsibilities of the Audit Committee?

The Board of Directors adopted an Audit Committee Charter, which sets forth the responsibilities of the Audit Committee, on February 18, 2004, and readopted it without change on February 16, 2005. The Audit Committee is responsible for assisting the Board in serving as an oversight to our:

•	Financial reporting, accounting and controls;

•	Compliance with legal and regulatory requirements; and

•	Performance of its internal audit function and its independent auditors.

The Audit Committee has available to it the resources including, but not limited to, funding and authority to discharge its responsibilities, including the resources and authority to engage outside auditors or other auditors for special audits, reviews and other procedures and to retain independent counsel and other advisors, experts or consultants.

What are the qualifications for serving on the Audit Committee?

The Audit Committee is composed of at least three nonmanagement directors. All of the members of the Audit Committee must be “independent” within the meaning of our Governance Principles and as required under applicable law and the NYSE listing standards and must meet the financial literacy requirements of the NYSE.

Does the Audit Committee have a financial expert?

Yes.   The Board has determined that Mr. Hayssen qualifies as an “audit committee financial expert” under the Sarbanes-Oxley Act of 2002 and applicable SEC and NYSE regulations.

BOARD AFFAIRS COMMITTEE

What are the responsibilities of the Board Affairs Committee?

The Board of Directors has adopted a Board Affairs Committee Charter, which sets forth the following responsibilities of the Board Affairs Committee:

•	Identifying, interviewing and recommending for Board approval candidates for directorships, including those recommended by stockholders;

•	Coordinating the evaluation of Board performance; and

•	Reviewing and recommending enhancements to our corporate governance structures.

What are the qualifications for serving on the Board Affairs Committee?

The Board Affairs Committee is composed of at least three nonmanagement directors. All of the members of the Board Affairs Committee must be “independent” within the meaning of our Governance Principles and as required under the NYSE listing standards.

What does the Board Affairs Committee consider in selecting nominees to the Board?

Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the stockholders. They must also have an inquisitive and objective perspective, practical wisdom, energy and mature judgment. We work to have a Board representing diverse experience at policy-making and policy-implementing levels in business, government, education and philanthropy, and in areas that are relevant to our business activities.

Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time. Directors should offer their resignation in the event of any significant change in their personal circumstances, including a change in their principal job responsibilities, although the Board is under no obligation to accept a resignation tendered under these circumstances.

What procedures does the Board Affairs Committee follow in identifying new nominees?

The Board Affairs Committee identifies director candidates from various sources, and has the authority to engage and compensate third-party executive search consultants to assist it in identifying and evaluating possible nominees for director. However, the Board Affairs Committee did not retain or pay any consultant to do so in 2004 or to date in 2005. Interviews are required of any candidate of substantial interest to the Board Affairs Committee.

Will the Board Affairs Committee consider stockholder nominations for director?

Yes.   The Board Affairs Committee will consider nominations for directors from our stockholders. Stockholders who wish to recommend qualified candidates to the Board Affairs Committee should write to the Chair of the Board Affairs Committee, c/o Assistant Secretary, Department 56, Inc., 6436 City West Parkway, Eden Prairie, Minnesota 55344, setting forth the recommended candidate’s qualifications and other relevant biographical information. Such recommended candidates will receive the same level of consideration by the Board Affairs Committee as candidates identified on its own initiative or by other Board members in light of the criteria described above and in the Board Governance Principles.

COMPENSATION COMMITTEE

What are the responsibilities of the Compensation Committee?

The Board of Directors has adopted a Compensation Committee Charter, which sets forth the responsibilities of the Compensation Committee. The Compensation Committee is responsible for reviewing and making recommendations to the Board with respect to:

•

Establishing corporate goals and objectives relevant to CEO compensation, evaluating the CEO’s performance in light of those goals and objectives, and determining the CEO’s compensation based on this evaluation;

•	Establishing, amending and designing director or officer compensation plans or other employee benefit plans which require stockholder approval;

•	Establishing, amending and designing significant long-term director or officer compensation or benefit plans which do not require stockholder approval;

•

Overseeing any other matters, such as severance agreements, change in control agreements, or special or supplemental officer benefits, within the Committee’s authority which in the Committee’s judgment should appropriately be decided by the full Board; and

•	Establishing and amending a succession plan for the CEO and other senior officers.

What are the qualifications for serving on the Compensation Committee?

The Compensation Committee of the Board of Directors shall comprise at least three nonmanagement directors. All of the members of the Compensation Committee must be “independent” within the meaning of our Governance Principles and as required under the NYSE listing standards. At least two members must qualify as “outside directors” under Section 162(m) of the Internal Revenue Code.

EXECUTIVE COMMITTEE

What are the responsibilities of the Executive Committee?

The Board has adopted an Executive Committee Charter, which sets forth the responsibilities of the Executive Committee. The Executive Committee has all of the powers and authority of the Board of Directors in the management of the business and affairs of the Company, except as otherwise provided by law or applicable rules of the NYSE. The Executive Committee reports its activities, findings, and conclusions to the full Board of Directors at least once each year to the extent they are not otherwise discussed by any members of the Committee at Board meetings, and distributes to the full Board the final minutes of Committee meetings. Under such circumstances as it deems appropriate, the Executive Committee may:

•	Meet at such times during the year as it deems necessary;

•	Review and assess our sources and uses of funds, financial position and capital structure in relation to our long range business plans;

•

Review and assess specific proposals for (i) issuances or repurchases of stock or long-term notes or debt, (ii) other long-term financing transactions and (iii) sales, purchases, leases or other acquisitions or dispositions of material assets; and

•	Recommend action for Board consideration.

What are the qualifications for serving on the Executive Committee?

The Executive Committee of the Board of Directors shall include at least two members of the Board. The CEO of the Company and the lead director shall each be a member of the Committee.

OTHER GOVERNANCE MATTERS

Does the Company have a Code of Conduct or Code of Ethics?

Yes.   We have a Code of Ethics and Business Conduct for all directors, executive officers and employees to express our commitment to maintain high standards of business and personal ethics. Among other things, the Code of Ethics and Business Conduct covers supporting a healthy work environment, handling of confidential Company information, avoiding conflicts of interest and complying with applicable laws.

Are the directors and executive officers required to certify compliance with the Code of Ethics and Business Conduct?

Yes.   All of our directors and executive officers are required to certify compliance with the Code of Ethics and Business Conduct at least annually. The Company will post on its website any amendment to, or waiver from, a provision of the Code of Ethics and Business Conduct that applies to its principal executive officer, principal financial officer, principal accounting officer and other persons who perform similar functions, as required by the rules of the SEC and the NYSE.

Where can I find the Company’s Corporate Governance Documents?

The following documents are available on the Corporate Governance page of our website at http://www.department56.com/corporate/corporate_governance.asp. In addition, copies are available in print to any stockholder who requests them by contacting the Assistant Secretary at Department 56, Inc., 6436 City West Parkway, Eden Prairie, Minnesota 55344.

•	Board Governance Principles;
•	Audit Committee Charter;
•	Board Affairs Committee Charter;
•	Compensation Committee Charter;
•	Executive Committee Charter; and
•	Code of Ethics and Business Conduct.

PROPOSAL 2 — RATIFICATION OF
APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

What am I voting on?

You are voting on a proposal to ratify the appointment of Deloitte as our independent registered public accounting firm for fiscal 2005. The Audit Committee of the Board has appointed Deloitte to serve as our independent registered public accounting firm. Although our governing documents do not require us to submit the selection of our independent registered public accounting firm to the stockholders for approval, the Board considers it desirable that the appointment of Deloitte be ratified by the stockholders.

What is the recommendation of the Board?

The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte as our independent registered public accounting firm.

What services does the independent registered public accounting firm provide?

Services provided by Deloitte for fiscal 2004 included the annual audit of our financial statements, audits of management’s assessment and the effectiveness of our internal controls over our financial reporting as of January 1, 2005, reviews of our quarterly reports on Form 10-Q and certain other services described later in this Proxy Statement.

Will a representative of Deloitte be present at the meeting?

Yes, one or more representatives of Deloitte will be present at the meeting. The representatives will have an opportunity to make a statement if they desire and will be available to respond to stockholder questions.

What if this proposal is not approved?

If the appointment of Deloitte is not ratified, the Audit Committee may consider the appointment of another firm.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the beneficial ownership of our Common Stock by each person or group who beneficially owned five percent or more of our Common Stock, our directors, our Chief Executive Officer, the executive officers named in the Summary Compensation Table, and our directors and officers as a group, as of March 28, 2005. Unless otherwise noted, we believe that all persons named in the table below have sole voting and dispositive power with respect to all shares of Common Stock beneficially owned by them.

Name	Number of Shares Beneficially Owned (1)	Percentage Of Class (1)
Barclays Global Investors (2)	1,905,988	13.8%
Fidelity Management & Research (3)	1,382,800	10.0%
UBS Global Asset Management (4)	1,361,231	9.9%
James E. Bloom (5)	22,512	*
Susan E. Engel (5)	525,800	3.7%
Michael R. Francis (5)	22,750	*
Charles N. Hayssen (5)	10,154	*
Stewart M. Kasen (5)	29,455	*
Reatha Clark King (5) (6)	20,593	*

Elise M. Linehan (5)	176,732	1.3%
Gary S. Matthews (5)	59,652	*
Andrew E. Melville (5)	144,605	1.0%
Gregg A. Peters (5)	31,067	*
Michael J. Rothmeier (5)	37,938	*
David H. Royer (5)	42,482	*
Timothy J. Schugel (5)	176,017	1.3%
Vin Weber (5)	57,128	*
David H. Weiser	36,887	*
All directors and officers as a group (15 persons) (7)	1,393,772	9.7%

_________________

*    The percentage of shares of Common Stock beneficially owned does not exceed one percent of the outstanding shares of Common Stock.

(1)     For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of Common Stock which that person has the right to acquire within 60 days following March 28, 2005. For purposes of computing the percentage of outstanding shares of Common Stock held by each person or group of persons named above, any shares which that person or persons has or have the right to acquire within 60 days following March 28, 2005, is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)     This information is obtained from a Schedule 13G, dated February 14, 2005, filed with the SEC by Barclays Global Investors, NA (BGI) and Barclays Global Fund Advisors (BGF) reporting information as of December 31, 2004. BGI beneficially owns 1,560,982 shares of Common Stock, of which it has sole voting power with respect to 1,469,611 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 1,560,982 shares, and shared dispositive power with respect to 0 shares. BGF beneficially owns 345,006 shares of Common Stock, of which it has sole voting power with respect to 345,006 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 345,006 shares, and shared dispositive power with respect to 0 shares. The address of the principal business office of BGI and BGF is 45 Fremont Street, San Francisco, California 94105.

(3)     This information is obtained from a Schedule 13G, dated February 14, 2005, filed with the SEC by FMR Corp. (FMR), Edward C. Johnson, III and Abigail P. Johnson reporting information as of December 31, 2004. FMR beneficially owns 1,382,800 shares of Common Stock, of which it has sole voting power with respect to 0 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 1,382,800 shares, and shared dispositive power with respect to 0 shares. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., is an investment advisor to the Fidelity Low Priced Stock Fund which beneficially owns 1,322,800 of the abovementioned shares. Beneficial ownership of all 1,382,800 shares is attributed to Fidelity Management & Research Company and FMR Corp. Beneficial ownership of all such shares can also be attributed to Edward C. Johnson, III and Abigail P. Johnson as a result of their control and ownership of FMR Corp. The address of the principal business office of FMR is 82 Devonshire Street, Boston, Massachusetts 02109.

(4)     This information is obtained from a Schedule 13G, dated February 14, 2005, filed with the SEC by UBS AG (UBS) reporting information as of December 31, 2004.  UBS beneficially owns, either directly or indirectly through its wholly-owned subsidiaries, 1,034,700 shares of Common Stock, of which it has sole voting power with respect to 812,400 shares, sole dispositive power with respect to 136,400 shares, and shared dispositive power with respect to 898,300 shares.  UBS disclaims beneficial ownership of all 1,034,700 shares.  The address of the principal business of UBS is One North Wacker, Chicago, Illinois 60606.

(5)     Includes the following shares subject to options exercisable currently or within 60 days of March 28, 2005: Mr. Bloom, 21,500 shares; Ms. Engel, 484,500 shares; Mr. Francis, 22,750 shares; Mr. Hayssen, 6,500 shares; Mr. Kasen, 26,500 shares; Dr. King, 19,000 shares; Ms. Linehan, 172,938 shares; Mr. Matthews, 42,750 shares, includes 300 shares owned by Mr. Matthews’ spouse, ownership of which shares is disclaimed by Mr. Matthews; Mr. Melville, 137,233 shares; Mr. Peters, 31,067 shares; Mr. Rothmeier, 37,938 shares; Mr. Royer, 40,349 shares; Mr. Schugel, 169,938 shares; and Mr. Weber, 44,000 shares.

(6)     Dr. King owns 1,593 shares in a revocable trust which she controls.

(7)     Includes 1,256,963 shares subject to options exercisable currently or within 60 days of March 28, 2005.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the cash and noncash compensation for each of the last three fiscal years awarded to, or earned by, our Chief Executive Officer and each of our four other most highly compensated executive officers during fiscal 2004. Also included is a former executive officer whose service as an executive officer terminated on November 5, 2004.

		Annual Compensation(1)			Long Term Compensation
Name and Principal Position	Year	Salary ($)		Bonus ($)	Restricted Stock Awards ($) (2)		Securities Underlying Options (#)	All Other Compensation ($)
Susan E. Engel,	2004	605,000		142,478	—	(3)	—	105,726	(4)
Chairwoman of the Board	2003	605,000		—	—		—	142,921
and Chief Executive Officer	2002	605,000		605,000	185,042		264,075	128,343

Elise M. Linehan,	2004	265,000		106,180	—	(5)	10,000	45,684	(4)
Executive Vice President -	2003	220,000		50,000	—		—	47,195
Product Development and	2002	200,000		180,000	41,763		107,000	38,042
Retail

Andrew E. Melville,	2004	265,000		56,180	—	(6)	—	38,898	(4)
Executive Vice President -	2003	253,000		—	—		—	55,604
Time to Celebrate	2002	253,000		227,700	67,288		113,295	52,262

Michael J. Rothmeier,	2004	206,000	(7)	56,180	—		75,000	137,973	(4)(8)
Executive Vice President -	2003	—		—	—		—	—
Marketing & Corporate Strategy	2002	—		—	—		—	—

Timothy J. Schugel,	2004	270,000		57,240	—	(9)	30,000	46,982	(4)
Executive Vice President and	2003	250,000		50,000	—		—	54,682
Chief Financial Officer	2002	230,250		225,000	42,055		85,945	48,966

David H. Weiser, (10)	2004	248,000		46,723	—	(11)	—	34,717	(4)
Former Senior Vice President,	2003	248,000		—	—		—	53,108
General Counsel and Secretary	2002	248,000		298,400	42,055		11,000	62,789

_________________

(1)     With respect to each named executive officer, the aggregate amount of perquisites and other personal benefits, securities or property was less than either $50,000 or 10% of the total of annual salary and bonus reported for such named executive officer in each of 2004, 2003 and 2002.

(2)     Vesting amounts and schedules are set forth in a footnote below for each named executive officer. Accelerated vesting may occur, and additional shares may therefore vest, in the event certain performance standards are achieved or a “change in control” occurs. Any dividends that may be declared and paid by us on our Common Stock shall also be declared on restricted shares but deferred in payment until the restricted shares vest, and an individual’s forfeiture of unvested restricted shares will also result in a corresponding forfeiture of deferred dividends.

(3)     The aggregate value of Ms. Engel’s restricted stock holdings at the end of fiscal 2004 (at $16.65 per share) was $471,195 (28,300 shares). Of the total 28,300 shares: 19,720 vested on or before December 31, 2004; 5,720 will vest on December 31, 2005; and 2,860 will vest on December 31, 2006.

(4)     Reflects term life insurance premiums in the amounts of $2,412, $558, $561, $1,786, $841 and $556, respectively; disability insurance premiums and tax reimbursement in the amounts of $34,204, $6,311, $5,508, $5,687, $6,587 and $5,606, respectively; matching contributions by D 56, Inc. under the D 56, Inc. 401(k) Retirement Savings Plan in the amounts of $6,150, $5,211, $7,797, $0, $5,105 and $7,952, respectively; retirement contributions in the amounts of $62,960, $33,604, $25,032, $22,308, $34,449 and $20,603, respectively; for Ms. Engel, Ms. Linehan, Mr. Melville, Mr. Rothmeier, Mr. Schugel, and Mr. Weiser; and moving expense reimbursement in the amount of $33,192 for Mr. Rothmeier.

(5)     The aggregate value of Ms. Linehan’s restricted stock holdings at the end of fiscal 2004 (at $16.65 per share) was $63,170 (3,794 shares). Of the total 3,794 shares: 2,234 vested on or before December 31, 2004; 910 will vest on December 31, 2005; and 650 will vest on December 31, 2006.

(6)     The aggregate value of Mr. Melville’s restricted stock holdings at the end of fiscal 2004 (at $16.65 per share) was $122,744 (7,372 shares). Of the total 7,372 shares: 4,642 vested on or before December 31, 2004; 1,690 will vest on December 31, 2005; and 1,040 will vest on December 31, 2006.

(7)     Mr. Rothmeier began his employment with us on March 22, 2004.

(8)     Mr. Rothmeier received a $75,000 sign-on bonus.

(9)     The aggregate value of Mr. Schugel’s restricted stock holdings at the end of fiscal 2004 (at $16.65 per share) was $101,215 (6,079 shares). Of the total 6,079 shares: 4,129 vested on or before December 31, 2004; 1,300 will vest on December 31, 2005; and 650 will vest on December 31, 2006.

(10)     Mr. Weiser’s service as an officer was terminated November 5, 2004, and his employment with the Company was terminated on January 1, 2005. See page 20 of this Proxy Statement for information regarding Mr. Weiser’s Separation Agreement and General Release.

(11)     The aggregate value of Mr. Weiser’s restricted stock holdings at the end of fiscal 2004 (at $16.65 per share) was $99,417 (5,971 shares). Of the total 5,971 shares: 4,021 vested on or before December 31, 2004, and 1950 will vest on November 5, 2005, in accordance with his Separation Agreement and General Release.

Option Grants in Last Fiscal Year

The following table sets forth all options to acquire shares of our Common Stock granted to the executive officers named in the Summary Compensation Table during the last fiscal year.

Name	Number of Securities Underlying Options Granted (#) (1)	Percent of Total Options Granted to Employees in Fiscal Year (2)	Exercise Price ($/share)	Expiration Date (3)	Grant Date Present Value ($) (4)
Susan E. Engel	—	—	—	—	—
Elise M. Linehan	10,000	3.8%	15.92	5/03/14	83,200
Andrew E. Melville	—	—	—	—	—
Michael J. Rothmeier	75,000	28.7%	15.92	5/03/14	624,000
Timothy J. Schugel	30,000	11.5%	15.92	5/03/14	249,600
David H. Weiser	—	—	—	—	—

_________________

(1)     The options granted will be exercisable in equal installments beginning on each of the first, second, and third anniversaries of the date of the grant, which was May 3, 2004.

(2)     In the last fiscal year, we granted to employees options to purchase a total of 261,000 shares of our Common Stock.

(3)     The options generally expire on the earliest of (a) the tenth anniversary of the date of grant, (b) 12 months following termination of the optionee’s employment or (c) the exercise in full of the option.

(4)     We calculated the estimated present value at grant date of options granted during fiscal year 2004 using the Black-Scholes option pricing model. Note that this model is only one method of valuing options, and our use of the model should not be interpreted as an endorsement of its accuracy. The actual value of the options may be significantly different, and the value actually realized, if any, will depend upon the excess of the market value of the Common Stock over the option exercise price at the time of the exercise. The assumptions we used to develop the grant date valuations were: estimated time until exercise of six years; a risk-free interest rate of 3.9%, representing the interest rate on a U.S. Government zero-coupon bond on the date of grant with a maturity corresponding to the estimated time until exercise; a volatility rate of 50% and no dividends. The approach used in developing the assumptions upon which the Black-Scholes valuations were calculated is consistent with the requirements of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation.”

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table summarizes information with respect to stock option exercises by the executive officers named in the Summary Compensation Table during fiscal 2004 and the value of stock options held by these officers at the end of fiscal 2004.

			Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($) (1)
Name	Shares Acquired on Exercise (#)	Value Realized ($) (2)	Exercisable	Unexercisable	Exercisable	Unexercisable
Susan E. Engel	—	—	450,000	—	1,959,609	—
Elise M. Linehan	—	—	160,000	—	720,970	—
Andrew E. Melville	30,705	130,494	124,295	—	525,946	—
Michael J. Rothmeier	—	—	—	75,000	—	54,750
Timothy J. Schugel	—	—	157,000	—	517,119	—
David H. Weiser	5,000	16,272	48,055	—	247,940	—

_________________

(1)     Options are “in-the-money” at the fiscal year-end if the fair market value of the underlying securities on such date exceeds the exercise or base price of the option. The amounts represent the difference between the fair market value of the securities underlying the options on December 31, 2004, ($16.65) and the exercise price of the options, multiplied by the applicable number of options.

(2)     For these purposes, “value realized” represents the difference between option exercise price and fair market value of the underlying shares on the date of exercise.

Equity Compensation Plan Information

The following table presents information about our equity compensation plans as of January 1, 2005:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by
security holders	1,708,795	$15.58	1,174,193(1)
Equity compensation plans not approved by
security holders(2)	138,771	$13.43	—
Total	1,847,566	$15.42	1,174,193

_________________

(1)     Our 2004 Stock Incentive Plan (the 2004 Stock Plan) replaced our 1995 Stock Incentive Plan, 1997 Stock Incentive Plan and 2001 Non-Officer Stock Option Plan (collectively, the Prior Plans). The 2004 Stock Plan authorized the issuance of awards with respect to 1,000,000 shares of our Common Stock, together with shares remaining available under the Prior Plans and shares that would become available for issuance under the Prior Plans incident to forfeitures and for other reasons specified in the Prior Plans. This share number represents the aggregate number of shares remaining available under the 2004 Stock Plan, which is the sum of the 1,000,000 shares specifically authorized under the 2004 Stock Plan as reduced by the number of shares that have been previously awarded under the 2004 Stock Plan, and increased by the number of shares remaining available under the Prior Plans (net of forfeitures).

(2)     The only equity compensation plan not approved by stockholders pursuant to which options are outstanding or remaining available for grant as reflected in the table above is our 2001 Non-Officer Stock Option Plan (the 2001 Plan). The 2001 Plan provides for the issuance only of “nonqualified options” to purchase our Common Stock (2001 Plan Options). 2001 Plan Options may be issued only to nonofficer employees, consultants and advisors to the Company and its subsidiaries. The 2001 Plan and the issuance of 2001 Plan Options is determined and administered by our Chief Executive Officer and our Chief Human Resources Officer (the Committee). The Committee determines all terms of 2001 Plan Options, including such terms as the amount of our common shares subject to a 2001 Plan Option, exercise price and vesting, but no 2001 Plan Options may be transferred by the optionee (other than by will or otherwise in the case of death), and no 2001 Plan Option may have a duration greater than ten years from the date of grant. Vesting and exercisability of 2001 Plan Options accelerate immediately upon a “Change in Control” (as defined in the 2001 Plan). The 2001 Plan will terminate immediately prior to the tenth anniversary of its adoption by our Board of Directors, although the Board may terminate or amend the 2001 Plan at any earlier time so long as no such amendment or termination adversely affects any 2001 Plan Option then outstanding. This summary of the 2001 Plan does not purport to be complete and is qualified in its entirety by the terms of the 2001 Plan, the entire text of which was filed as Exhibit 10.17 to our Annual Report on Form 10-K for the 2001 fiscal year.

Do you have employment agreements with your executive officers named in the Summary Compensation Table?

No.

Do you have severance and change in control arrangements with your executive officers named in the Summary Compensation Table?

Yes. We have change in control arrangements with our Chief Executive Officer and each of the other executive officers named in the Summary Compensation Table. During 2004, we entered into a severance agreement with a former executive officer, David H. Weiser.

Change in Control Agreement with Chief Executive Officer

If, within 24 months following the occurrence of any event specified as a “change in control,” the employment of Ms. Engel is involuntarily or voluntarily terminated for any reason (other than death, disability or retirement), Ms. Engel will receive a cash lump sum payment equal to:

•	her target pro rata bonus for the year of termination, plus

•	2.99 times her base salary on the date of termination and her maximum bonus opportunity in the year of termination.

In addition, Ms. Engel’s unvested stock options, restricted or deferred stock awards and nonqualified retirement benefits vest and all restrictions relating to any restricted or deferred stock lapse. Ms. Engel also has the right to continue participation in all of our welfare benefit plans for the shorter of 36 months or until substantially equivalent benefits are received from a subsequent employer.

Ms. Engel also has the right to receive such payments and benefits if her employment is involuntarily terminated without “cause” (x) within four weeks prior to a public announcement by us of an agreement with a third party to effect a “change in control” which agreement is approved by our Board of Directors in force immediately prior to such announcement or (y) at any time from the time of such announcement through the closing of such agreement (or through the consummation of a “change in control” with or by a party competing with such third party to effectuate a Board-approved “change in control”).

Except for the welfare benefits, the change in control payments are not subject to mitigation or offset. In the event that, after the imposition of any excise tax, the executive were to retain less than 100% of the total payments due her under the change in control agreements, we shall be obligated to pay a “gross up” amount to Ms. Engel.

Change in Control Agreements with Other Executive Officers Named in the Summary Compensation Table

If, within 24 months following the occurrence of any event specified as a “change in control” (which must not have been approved by our Board of Directors in force prior to the change in control), the employment of the executive is involuntarily or voluntarily terminated for any reason (other than death, disability or retirement), the executive will receive a cash lump sum payment equal to:

•	the executive's target pro rata bonus for the year of termination, plus

•	up to 2 times the executive’s base salary on the date of termination and the executive’s highest cash bonus during the past 3 years.

In addition, the executive’s unvested stock options, restricted or deferred stock awards and nonqualified retirement benefits vest and all restrictions relating to any restricted or deferred stock lapse. The executive also has the right to continue participation in all of our welfare benefit plans for the shorter of 24 months or until substantially equivalent benefits are received from a subsequent employer.

The executive also has the right to receive such payments and benefits if the executive’s employment is involuntarily terminated without “cause” (x) within four weeks prior to a public announcement by us of an agreement with a third party to effect a “change in control” which agreement is approved by our Board of Directors in force immediately prior to such announcement or (y) at any time from the time of such announcement through the closing of such agreement (or through the consummation of a “change in control” with or by a party competing with such third party to effectuate a Board-approved “change in control”).

The executive also has the right to receive such payments and benefits if the executive’s employment is terminated without “cause” or the executive resigns for “good reason” within 12 months following any “change in control” that is approved by our Board of Directors in force prior to the change in control.

Except for the welfare benefits, the change in control payments are not subject to mitigation or offset. In the event that, after the imposition of any excise tax, the executive were to retain less than 80% of the total payments due the executive under the change in control agreements, we shall be obligated to pay a “gross up” amount to the executive.

Severance Agreement with David H. Weiser

On November 9, 2004, we entered into a Separation Agreement and General Release with David H. Weiser, our former Senior Vice President–Legal/Human Resources, General Counsel and Secretary. The agreement provides that Mr. Weiser’s service as an officer of the Company would terminate on November 5, 2004, and that Mr. Weiser would continue as a nonofficer employee of the Company through January 1, 2005 (the Employment Termination Date). The agreement further provides that Mr. Weiser will receive base salary continuation from January 2, 2005, through November 5, 2005, (the Severance Period) as severance pay and will also receive the same or substantially similar medical, dental, life insurance, disability and other benefits as he received prior to the Employment Termination Date. Mr. Weiser is required to continue to make contributions for such benefits as he would have been required to make prior to the Employee Termination Date. Pursuant to the agreement, Mr. Weiser qualified for the full year 2004 annual cash incentive bonus and for full year 2004 profit-sharing. The restricted stock and unvested options held by Mr. Weiser will continue to vest through the end of the Severance Period in accordance with the vesting schedules established on the respective grant dates, and any unvested options or shares of restricted stock remaining at the end of the Severance Period will become fully vested. Mr. Weiser will have 12 months from the end of the Severance Period to exercise the options. Mr. Weiser will be provided outplacement services through the Severance Period or until Mr. Weiser finds new employment, whichever comes first. Pursuant to the agreement, we mutually released one another from any legal claims arising out of or relating to Mr. Weiser’s employment with us. Through the end of the Severance Period, Mr. Weiser agreed not to compete with us or to solicit our customers, vendors or employees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of our Compensation Committee during the most recently completed fiscal year were Michael R. Francis, Stewart M. Kasen, Reatha Clark King and Vin Weber. During such time, no member of the Compensation Committee was a current or former officer or employee of ours, and none of our executive officers served as a director or as a member of the compensation or equivalent committee of another entity, one of whose executive officers served as our director or on our Compensation Committee.

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporated future filings, including this Proxy Statement, the following sections titled “Compensation Committee Report”, “Stock Performance Graph” and “Audit Committee Report” shall not be incorporated by reference into any such filings.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors is composed entirely of nonmanagement directors who are independent, as defined under our Board Governance Principles and the NYSE listing standards. The members of the Committee during the most recently completed fiscal year were Michael R. Francis, Stewart M. Kasen, Reatha Clark King and Vin Weber. The Committee meets throughout the year to review general compensation issues. During fiscal year 2004, the Committee met three times.

This report discusses the Committee’s overall objectives in designing our executive compensation program. It also reviews the Committee’s compensation determinations in 2004 for the Chief Executive Officer and our executive officers, including the other executive officers named (the named executive officers) in the Summary Compensation Table elsewhere in this Proxy Statement.

What is our executive compensation philosophy?

The approach taken to compensation for executive officers is designed to:

•	Emphasize company performance and place a substantial portion of officer compensation at risk;

•	Align interests of management with those of stockholders and bring focus on long-term value creation by providing a significant portion of compensation in Company equity; and

•	Attract, motivate and retain executives of high caliber and ability.

What are the primary components of our ongoing executive compensation program?

The primary components of our executive compensation program consist of base salary, annual cash incentives and stock incentives. One-time cash awards are also considered on a discretionary basis. In setting total compensation, the Compensation Committee considers each executive’s responsibilities, accomplishments and experience in his or her specific area. The Committee may also perform a subjective evaluation of the appropriate overall compensation to induce an individual to join us as an officer and to remain in our employ. The Committee considers compensation data in relevant executive labor markets, where available, in determining executive salaries and opportunities for incentive compensation. No specific weights are assigned to these factors, although the Compensation Committee believes job position, accomplishments and subjective evaluation of appropriate overall compensation to attract or retain the executive are the most important factors.

Base Salary

Consistent with our entire philosophy, the most substantial opportunities for additional compensation for our executives are in corporate growth and performance-based incentives. As a result, the Compensation Committee takes a market-based approach in its annual review of officer base salaries, primarily considering level and changes of responsibility and general executive salary market trends. Ms. Linehan, Mr. Melville and Mr. Schugel all received base salary increases in fiscal 2004, as shown in the “Salary” column in the Summary Compensation Table.

Annual Cash Incentives

At the 2004 Annual Meeting, our stockholders approved the 2004 Cash Incentive Plan (the Cash Plan), which provides for performance-based cash incentives (Awards) to key employees. The Compensation Committee administers the Cash Plan and selects the employees who are eligible for Awards under the Cash Plan (the Participants). The Cash Plan designates that Participants must meet certain targets in a “Performance Period” in order to be granted an Award. Performance Periods may be equal to or longer than, but not less than, a fiscal year and may overlap. Within 90 days after the beginning of the Performance Period, and before 25% of the Performance Period has elapsed, the Compensation Committee will establish Performance Targets, Target Awards, and objective criteria for determining the Performance Percentage to be applied to each Target Award to which a Performance Target relates in arriving at the actual award payout amount. The Performance Targets are based on one or more of the following metrics:

•	revenue growth;
•	operating income;
•	operating cash flow;
•	net income;
•	earnings per share;
•	return on sales;
•	return on assets;
•	return on equity;
•	return on invested capital; and
•	total stockholder return.

Participant Awards for a Performance Period of one year cannot exceed $1,500,000. Participant Awards for a Performance Period of greater than one year cannot exceed $3,000,000. Participants cannot earn Awards for more than three Performance Periods that end within a single fiscal year.

In 2004, the metrics that were evaluated were earnings per share and revenue. Ms. Engel, Ms. Linehan, Mr. Melville, Mr. Rothmeier, Mr. Schugel and Mr. Weiser met those targets, and, therefore, received Annual Cash Incentives, as shown in the “Bonus” column in the Summary Compensation Table.

Equity Incentives

At the 2004 Annual Meeting, our stockholders approved the 2004 Stock Incentive Plan (the Stock Plan), which provides for nonqualified stock options (Options), tandem and stand-alone stock appreciation rights (SARs), which is administered by the Committee. The purpose of the Plan is to promote the interests of our Company and stockholders by providing incentives to certain employees, consultants and nonemployee directors to encourage them to remain with us. The Stock Plan replaces our 1995 Stock Incentive Plan, 1997 Stock Incentive Plan and 2001 Nonofficer Stock Option Plan. The Stock Plan authorizes the issuance of awards with respect to 1,000,000 shares of our Common Stock (Shares), together with Shares remaining under the earlier plans and with Shares that may become available under those earlier plans as a result of forfeitures and other reasons set out in those earlier plans.

Each Option recipient receives a written agreement setting out the terms of the Award (the Agreement). The exercise price of an Option will not be less than 100% of the fair market value of a share of Common Stock on the date on which the Option is granted. Each Option is vested and exercisable on the date, during the period and for a certain number of shares of Common Stock as the Committee determines. The following restrictions apply:

•	Options are not exercisable after ten years from the grant date;
•	Options are not exercisable earlier than one year after the grant date; and
•	Options are subject to earlier termination, expiration or cancellation as provided in the Plan or the individual Agreement.

In 2004, Ms. Linehan, Mr. Rothmeier and Mr. Schugel received option grants, as set out in the Option Grants in the Last Fiscal Year table.

The Committee may also grant SARs on a stand-alone basis or in tandem with Options. The exercise price per share of Common Stock covered by an SAR will not be less than 100% of the fair market value of a share of Common Stock on the date the SAR is granted, provided that the exercise price of an SAR that is tandem to an Option and that is granted after the Option grant may have an exercise price less than 100% of the fair market value of a share of Common Stock on the date on which the SAR is granted, as long as the exercise price is at least equal to the exercise price of the related Option.

Do we provide any other executive benefits?

Our executive compensation program also includes various employee benefits. Generally, these benefits serve a different purpose than traditional compensation, such as providing protection against financial loss arising from illness, disability or death. They are similar to the benefits offered to our other employees but, in some cases, include variations which are intended to enhance the tax efficiency of the benefit to the recipient or serve as a substitute for benefit opportunities lost due to regulatory contribution limits or changes in company policies.

How is the Chief Executive Officer compensated?

Ms. Engel’s compensation is principally comprised of a base salary, a bonus and stock option and contingent cash/restricted stock awards. In fiscal year 2004, Ms. Engel received a base salary of $605,000. Her bonus and equity incentive awards for 2004 were determined as described above for other executive officers, and the actual amounts are shown in the Summary Compensation Table preceding this Report.

How do we handle limitations on the tax deductibility of compensation?

Under Section 162(m) of the U.S. Internal Revenue Code, we must meet specified requirements related to our performance and stockholder approval of certain compensation arrangements in order for us to fully deduct compensation in excess of $1,000,000 paid to any executive officer named in the Summary Compensation Table. The 2004 Cash Incentive Plan approved by stockholders in 2004 includes specific performance criteria; therefore, annual incentive awards granted under the 2004 Cash Incentive Plan are deemed to meet the requirements of Section 162(m) for deducting compensation in excess of $1,000,000. The Committee believes that compensation paid pursuant to the 2004 Cash Incentive Plan will be deductible. The stockholders approved the 2004 Stock Incentive Plan at the 2004 Annual Meeting so that compensation attributable to stock options and certain other awards granted under the plan may be excluded from the $1,000,000 million cap as well.

Compensation paid in fiscal 2004 subject to the Section 162(m) cap is not expected to exceed $1,000,000 for any executive officer named in the Summary Compensation Table. Therefore, the Committee believes that the Company will not be subject to any Section 162(m) limitations on the deductibility of compensation paid to the executive officers named in the Summary Compensation Table for fiscal 2004.

The Committee intends to continue its practice of paying competitive compensation to attract and retain executive officers to manage our business in the best interests of the Company and our stockholders, and we therefore may choose to provide nondeductible compensation to our executive officers if we deem such compensation to be in the best interests of the Company and our stockholders.

This Report is submitted by the members of the Compensation Committee:

      Stewart M. Kasen, Chair
      Michael R. Francis
      Reatha Clark King
      Vin Weber

STOCK PERFORMANCE GRAPH

The following graph compares the cumulative total return on $100 invested on January 1, 2000, in each of our Common Stock, Standard & Poor’s SmallCap 600 Index and a peer group index.

The peer group index is composed of the following issuers: Action Performance Companies, Inc.; A. T. Cross Co., Inc.; Department 56, Inc.; Enesco Group, Inc.; Fossil Inc.; Franklin Covey Co.; Mayors Jewelers, Inc.; and Russ Berrie & Co.

In calculation of the peer index, each of the issuers is weighted to recognize its stock market capitalization. The returns of the Standard & Poor’s index and the peer group index are calculated assuming reinvestment of dividends. We have not paid any dividends. The graph specifies data values for the preceding trading day nearest to each of the Company’s fiscal year-ends during such period.

The stock price performance shown on the graph below is not necessarily indicative of future price performance. Data points below provided by Research Data Group, Inc., a licensee of Standard & Poor’s.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
AMONG DEPARTMENT 56, INC., THE S&P SMALLCAP 600 INDEX
AND PEER GROUP COMPANIES

	Cumulative Total Return
	1/1/00	12/30/00	12/31/01	12/28/02	1/3/04	1/1/05
DEPARTMENT 56, INC.	$100.00	50.83	38.01	56.80	60.99	73.59
S & P SMALLCAP 600	100.00	111.80	119.11	101.69	141.13	173.09
PEER GROUP	100.00	65.76	103.99	110.75	133.69	138.36

AUDIT COMMITTEE REPORT

What governs the activities of the Audit Committee?

The Audit Committee acts under a written charter, which sets forth its responsibilities and duties, as well as requirements for its composition and meetings. The Board of Directors adopted the current Audit Committee charter on February 18, 2004.

What matters have members of the Audit Committee discussed with the independent auditors?

In its meetings with representatives of the independent auditors, the Audit Committee asked them to address and discuss their responses to several questions that the Audit Committee believed were particularly relevant to its oversight. These questions included:

•

Are there any significant judgments made by management in preparing the financial statements that would have been made differently had the auditors themselves prepared and been responsible for the financial statements?

•

Based on the auditors’ experience, and their knowledge of the Company, do our financial statements fairly present to investors, with clarity and completeness, our financial position and performance for the reporting period in accordance with generally accepted accounting principles and SEC disclosure requirements?

•	Based on the auditors’ experience, and their knowledge of the Company, have we implemented internal controls and internal audit procedures that are appropriate for us?

•

During the course of the fiscal year, have the auditors received any communication or discovered any information indicating any improprieties with respect to our accounting and reporting procedures or reports?

The Audit Committee has also discussed with the auditors that they are retained by the Audit Committee and that the auditors must raise any concerns about our financial reporting and procedures directly with the Audit Committee.

What has the Audit Committee done with regard to our audited financial statements for fiscal 2004?

The Audit Committee has:

•	Reviewed and discussed the audited financial statements with our management;

•	Discussed with Deloitte, our independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended;

•	Received from Deloitte the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees; and

•	Discussed with Deloitte that firm’s independence and concluded that Deloitte is independent from us and our management.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that our audited financial statements for fiscal 2004 be included in our 2004 Annual Report on Form 10-K filed with the SEC.

Has the Audit Committee reviewed the fees paid to the Independent Registered Public Accounting Firm during fiscal 2004?

The Audit Committee has reviewed and discussed the fees paid to Deloitte relating to fiscal 2004 for audit, audit-related; tax services and all other services, which are set forth below under “Principal Accountant Fees and Services.” The Audit Committee has determined that the provision of the nonaudit services is compatible with Deloitte’s independence.

Who prepared this report?

This report has been furnished by the members of the Audit Committee at the end of fiscal 2004:

      Gary S. Matthews, Chair
      James E. Bloom
      Charles N. Hayssen

PRINCIPAL ACCOUNTANT FEES AND SERVICES

What were the services provided by and fees paid to Deloitte in the last two fiscal years?

The following table summarizes the fees we were billed for audit and nonaudit services rendered by our independent registered public accountants, during 2004 and 2003:

	2004	2003

Audit Fees (1)	$439,075	$230,600
Audit-Related Fees (2)	24,060	16,900
Tax Fees (3)	33,840	37,160
All Other Fees (4)	3,897	11,700

Total	$500,872	$296,360

_________________

(1)     Includes fees for professional services rendered in connection with the audits of our consolidated financial statements for the fiscal years ended January 1, 2005, and January 3, 2004, and reviews of the related quarterly financial statements included in our quarterly reports on Form 10-Q filed with the SEC. Audit fees for fiscal year 2004 also includes $231,175 for attestation services in connection with Section 404 of the Sarbanes-Oxley Act of 2002.

(2)     Includes fees for employee benefit plan audits of $10,380 and $7,500 in 2004 and 2003, respectively; and consultation regarding our Sarbanes-Oxley compliance efforts for fiscal year 2003 of $9,400.

(3)     Primarily consists of fees for tax compliance services of $31,490 and $33,895 and tax advice of $2,350 and $3,265 in 2004 and 2003, respectively.

(4)     Includes fees for miscellaneous services.

In accordance with SEC rules and our Audit Committee Charter, the Audit Committee preapproved all fees billed by Deloitte in fiscal years 2004 and 2003.

What are the preapproval policies of the Audit Committee for audit and nonaudit services?

The Audit Committee is responsible for reviewing and preapproving any nonaudit services to be performed by our independent auditors. The Audit Committee has delegated its preapproval authority to the Chairman of the Audit Committee to act between meetings of the Audit Committee. Any preapproval given by the Chairman of the Audit Committee pursuant to this delegation is presented to the full Audit Committee at its next meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who beneficially own more than ten percent of our Common Stock to file reports of ownership and changes in ownership with the SEC. Directors, officers and ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such forms that we received and written representations from certain reporting persons, we believe that during our most recently completed fiscal year ended January 1, 2005, all of our executive officers, directors and ten percent stockholders complied with all applicable reporting requirements.

STOCKHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

Stockholder proposals, including nominations for director, for consideration at our 2006 Annual Meeting must follow the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934 and our Restated By-Laws. To be timely under Rule 14a-8, stockholder proposals must be received by the Secretary of the Company by December 22, 2005, in order to be considered for inclusion in our Proxy Statement. Under our Restated By-Laws, if a stockholder plans to bring an item of business before a meeting of stockholders, the stockholder must notify us generally not less than 60 days nor more than 90 days prior to the meeting, provided, however, that if less than 70 days notice of the meeting date is given, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the earlier of the day on which notice of the meeting date is mailed or public disclosure of such date was made. If we do not receive notice of a stockholder proposal within the time requirements set forth in the Restated By-Laws, then we will not be required to present such proposal at the 2006 Annual Meeting. The proposals must also comply with all applicable statutes and regulations.

OTHER MATTERS

As of the date of this Proxy Statement, management does not know of any other matter that will come before the meeting.

By Order of the Board of Directors,

/s/ Julie Savoie Wingert

Julie Savoie Wingert
Assistant Secretary

Eden Prairie, Minnesota
April 15, 2005

Please sign and return the enclosed proxy promptly. Alternatively, you may give a proxy electronically or by telephone by following the instructions on your proxy card or in the Proxy Statement. If you decide to attend the meeting, you may, if you wish, revoke the proxy and vote your shares in person.

DEPARTMENT 56, INC.

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 18, 2005

11:00 a.m.

HILTON GARDEN INN
6330 Point Chase
Eden Prairie, MN 55344

If you would like to access the proxy materials electronically next year, go to the following consent site address: http://www.econsent.com/dfs/

Department 56, Inc. One Village Place 6436 City West Parkway Eden Prairie, MN 55344	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 18, 2005.

The undersigned hereby appoints Darleen C. Turcotte and Julie S. Wingert, and each of them, Proxies for the undersigned, with full power of substitution, to represent and to vote all shares of Department 56, Inc. Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Department 56, Inc. to be held on Wednesday, May 18, 2005, at 11:00 a.m., or at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement and upon such other business as may properly come before the meeting or any adjournment thereof.

Please mark this proxy as indicated on the reverse side to vote on any item. If you wish to vote in accordance with the Board of Directors’ recommendations, please sign the reverse side; no boxes need to be checked. IF NO SPECIFICATION IS MADE, THE PROXY SHALL BE VOTED FOR ITEMS 1 AND 2. In their discretion, the appointed Proxies are authorized to vote upon such other business as may properly come before the meeting.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 17, 2005.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the recording provides you.

VOTE BY INTERNET — http://www.eproxy.com/dfs/ — QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 17, 2005.
•

Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Department 56, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card
ò    Please detach here    ò

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Election of Directors:	01 James E. Bloom 02 Susan E. Engel 03 Michael R. Francis 04 Charles N. Hayssen	05 Stewart M. Kasen 06 Reatha Clark King 07 Vin Weber	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Approval of Deloitte & Touche LLP as Independent Registered Public Accounting Firm	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:	Date _________________________________________________________

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.